                                                                    EXHIBIT 4.6B

                         FIRST SUPPLEMENTAL INDENTURE

          This FIRST SUPPLEMENTAL INDENTURE, dated as of April 21, 1999 (this ''Supplemental Indenture''), by and among Isle of Capri Casinos, Inc., a Delaware corporation, as issuer (the ''Company''), Riverboat Corporation of Mississippi, a Mississippi corporation, Riverboat Corporation of Mississippi-Vicksburg, a Mississippi corporation, Riverboat Services, Inc., an Iowa corporation, CSNO, Inc., a Louisiana corporation, Louisiana Riverboat Gaming Partnership, a Louisiana corporation, St. Charles Gaming Company, Inc., a Louisiana corporation, LRG Hotels, L.L.C., a Louisiana limited liability company, Grand Palais Riverboat, Inc., a Louisiana corporation, LRGP Holdings, Inc., a Louisiana corporation, PPI, Inc., a Florida corporation, ASMI Management Inc., a Florida corporation, Isle of Capri Casino Colorado, Inc., a Colorado corporation, and Fleet National Bank, as trustee (the ''Trustee'').

                              W I T N E S S E T H

          WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have entered into an indenture, dated as of August 1, 1996 (the ''Indenture''), pursuant to which the Company has issued $315,000,000 aggregate principal amount of its 12 1/2% Senior Secured Notes due 2003 (the "Notes");

          WHEREAS, Section 902 of the Indenture provides that under certain circumstances the Company and the Trustee may amend the Indenture with the consent of Holders (as defined in the Indenture) of at least a majority in principal amount of the Notes then outstanding;

          WHEREAS, the Company and the Subsidiary Guarantors desire to amend certain provisions of the Indenture affecting the Notes, as set forth below;

          WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes outstanding have consented to the amendments to be effected by this Supplemental Indenture; and

          WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree, for the equal and proportionate benefit of all Holders of the Notes as follows:

          1.   Capitalized Terms.   Capitalized terms used herein and not
otherwise defined herein have the meanings assigned to them in the Indenture. The words ''herein,'' ''hereof'' and ''hereby'' and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

          2.   Amendment to Section 801.   Upon the Effective Date, Section 801
is hereby amended by deleting such section and all references thereto throughout the Indenture in its entirety.

          3.   Amendment to Article Ten.   (a)  Upon the Effective Date, the
following sections under Article 10 of the Indenture are hereby amended by deleting all such sections and all references thereto throughout the Indenture in their entirety:

  (i)        Section 1004.     Corporate Existence.

  (ii)       Section 1005.     Payment of Taxes and Other Claims.

  (iii)      Section 1006.     Maintenance of Properties.

  (iv)       Section 1007.     Maintenance of Insurance.

  (v)        Section 1009.     Filing and Provisions of Exchange Act Reports.

  (vi)       Section 1010.     Limitation on Indebtedness.

  (vii)      Section 1012.     Limitation on Restricted Payments.

  (viii)     Section 1013.     Limitation on Dividends and Other Payment
                               Restrictions.

  (ix)       Section 1015.     Ownership of Stock of Restricted Subsidiaries.

  (x)        Section 1017.     Change in Nature of Business .

  (xi)       Section 1023.     Stay, Extension and Usury Laws.

          (b) Upon the Effective Date, Section 1016 is hereby amended to read in its entirety as follows:

          "Section 1016.  Limitation on Transactions with Affiliates.

               The Company and the Subsidiary Guarantors may only sell, transfer, convey, lease or assign Collateral to the Company or a Restricted Subsidiary if the Trustee has or receives a first priority security interest in such Collateral upon such sale, transfer, conveyance, lease or assignment and the Company has delivered to the Trustee an Opinion of Counsel with respect to the validity and perfection of such security interest and, if to a Restricted Subsidiary, the Restricted Subsidiary has entered into a Subsidiary Guarantee on behalf of the Trustee and the Holders."

          5.  Amendment to Section 501. (a)   Upon the Effective Date,
subsection (4) of the section of the Indenture entitled Section 501 is hereby amended to read in its entirety as follows

     "(4) the failure of the Company to make or consummate a Change of Control Offer in accordance with Section 1109; the failure of the Company to make or consummate an Excess Sale/Loss Proceeds Offer in accordance with Section 1110; or the failure of the Company to make or consummate an Excess Louisiana Cash Repurchase Offer in accordance with Section 1111; or"

          (b) Upon the Effective Date, subsections (5), (6), (7), (8) and (9) of the section of the Indenture entitled "Section 501. Events of Default." are hereby amended by deleting all such subsections and all references thereto in their entirety.

          6.  Amendments to Section 101.   Upon the Effective Date, certain
definitions under Section 101 shall be deemed deleted when references to such definitions would be eliminated as a result of the foregoing amendments.

          7.  Time Amendments Become Operative.   Upon execution and delivery of
this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in case of conflict, the provisions of this Supplemental Indenture will control. Notwithstanding an earlier execution date, the provisions of this Supplemental Indenture shall not become operative until the date upon which the Company accepts the Notes for purchase and payment pursuant to the Offer to Purchase and Consent Solicitation Statement and accompanying Consent and Letter of Transmittal, dated March 15, 1999. The Company shall promptly notify the Trustee in writing that this Supplemental Indenture has become operative.

          8. Full Force and Effect. Except as they have been modified by this Supplemental Indenture, each and every provision of the Indenture shall continue in full force and effect, and all references to the Indenture shall be deemed to mean the Indenture as amended pursuant hereto.

          9. Trustee Reliance. The Trustee enters into this Supplemental Indenture in reliance on an Opinion of Counsel, as contemplated by Section 903 of the Indenture, and makes no independent determination that this Supplemental Indenture is authorized or permitted.

          10.  Recitals.   The recitals of this Supplemental Indenture shall be
deemed representations of the Company, and the Trustee accepts no responsibility for such recitals.

          11.  Counterparts.   This Supplemental Indenture may be executed in
any number of counterparts and in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

          12.  Governing Law.   This Supplemental Indenture shall be governed
by, and construed in accordance with, the laws of the State of New York without giving effect to applicable

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principles of conflict of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

          13.  Headings.   The headings of this Supplemental Indenture have been
inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the date first above written.


                              ISLE OF CAPRI CASINOS, INC.


                              By:____________________________
                                 Name:
                                 Title:


                              RIVERBOAT CORPORATION OF MISSISSIPPI


                              By:____________________________
                                 Name:
                                 Title:


                              RIVERBOAT CORPORATION OF MISSISSIPPI-VICKSBURG


                              By:____________________________
                                 Name:
                                 Title:


                              RIVERBOAT SERVICES, INC.


                              By:____________________________
                                 Name:
                                 Title:


                              CSNO, INC.


                              By:____________________________
                                 Name:
                                 Title:

                              LOUISIANA RIVERBOAT GAMING PARTNERSHIP


                              By:____________________________
                                 Name:
                                 Title:


                              ST. CHARLES GAMING COMPANY, INC.


                              By:____________________________
                                 Name:
                                 Title:


                              LRG HOTELS, L.L.C.


                              By:____________________________
                                 Name:
                                 Title:


                              GRAND PALAIS RIVERBOAT, INC.


                              By:____________________________
                                 Name:
                                 Title:


                              LRPG HOLDINGS, INC.


                              By:____________________________
                                 Name:
                                 Title:

                              PPI, INC.


                              By:____________________________
                                 Name:
                                 Title:


                              ASMI MANAGEMENT INC.


                              By:____________________________
                                 Name:
                                 Title:


                              ISLE OF CAPRI CASINO COLORADO, INC.


                              By:____________________________
                                 Name:
                                 Title:


                              FLEET NATIONAL BANK, As Trustee.


                              By:____________________________
                                 Name:
                                 Title:

                                                                        ANNEX II

                            THE PROPOSED AMENDMENTS

          The Indenture, dated as of August 1, 1996 (the "Indenture"), Isle of Capri Casinos, Inc., as issuer (the "Company"), Riverboat Corporation of Mississippi, Riverboat Corporation of Mississippi-Vicksburg, Riverboat Services Incorporated, CSNO, Inc., Louisiana Riverboat Gaming Partnership, St. Charles Gaming Company, Inc., LRG Hotels, L.L.C., Grand Palais Riverboat, Inc., LRGP Holdings, Inc., P.P.I., Inc., ASMI Management Inc., Isle of Capri Casino Colorado, Inc., and Fleet National Bank, as trustee (the "Trustee") contains, among other things, the covenants and events of default set forth below that will be eliminated when the Proposed Amendments (as defined in the Offer to Purchase and Consent Solicitation Statement, dated March 15, 1999) become effective. The following is qualified in its entirety by reference to the Indenture. The definitions of certain capitalized terms used in this Annex II are set forth below under "Certain Definitions." Capitalized terms used herein and not defined in this Annex II have the meanings ascribed to such terms in the Indenture.


Elimination of Covenants
------------------------

          If the Proposed Amendments are adopted, the following covenants and references thereto will be deleted in their entirety from the Indenture:

          Section 801. Company and Restricted Subsidiaries May Consolidate,
Merge or Convey Only on Certain Terms.   The Indenture provides that neither the
Company nor any Restricted Subsidiary shall consolidate with or merge with or into or sell, assign, convey, lease or transfer all or substantially all of its properties and assets to any Person or group of affiliated Persons in a single transaction or through a series of transactions, except that:

          (1) the Company may consolidate with or merge with or into or sell, assign, convey, lease or transfer all or substantially all of its properties and assets to any Person or group of affiliated Persons in a single transaction or through a series of transactions if (a) the Company shall be the continuing Person or the resulting, surviving or transferee Person (the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (b) the surviving entity shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes, the Indenture and the Collateral Documents, and the Company shall have taken all steps necessary or desirable to perfect and protect the security interests granted or purported to be granted by the Collateral Documents and the Company has delivered to the Trustee an Opinion of Counsel that all such steps have been taken; (c) immediately before and immediately after giving effect to such transaction, or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (d) the Company or the surviving entity (if the transaction or series of transactions involves the

                                     AII-1

Company) shall immediately before and after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction or series of transactions) have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the surviving entity (if the transaction or series of transactions involves the Company) could incur at least $1.00 of additional Indebtedness pursuant to
Section 1010 (other than under clauses (1) through (9) thereof); (f) the Company or the surviving entity shall have delivered to the Trustee an Officers' Certificate stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture and the Collateral Documents relating to the transaction or series of transactions have been satisfied; (g) such transaction will not result in the loss of any gaming or other license necessary for the continued operation of the business of any Restricted Subsidiary as conducted immediately prior to such consolidation, merger, conveyance, transfer or lease; and (h) if any property of the Company or any Restricted Subsidiary would thereupon become subject to any Lien, the provisions of Section 1011 are complied with; and

          (2) a Restricted Subsidiary may consolidate with or merge into or sell, assign, convey, lease or transfer all or substantially all of its properties and assets to the Company or to any Restricted Subsidiary of the Company if (a) the surviving entity shall be the Company or a Restricted Subsidiary of the Company; (b) the surviving entity shall expressly assume, by a supplemental indenture (or similar instrument) executed and delivered to the Trustee (or, as applicable, the Collateral Agent), in form and substance reasonably satisfactory to the Trustee (or, as applicable, the Collateral Agent), all of the obligations of such Restricted Subsidiary under this Indenture, the Notes and the Collateral Documents, and such Restricted Subsidiaries shall have taken all steps necessary or desirable to perfect and protect the security interests granted or purported to be granted by the Collateral Documents and the Company has delivered to the Trustee an Opinion of Counsel that all such steps have been taken; and (c) such transaction will not result in the loss of any gaming or other license necessary for the continued operation of any Restricted Subsidiary as conducted immediately prior to such sale, assignment, conveyance, transfer or lease; provided, that in each such case the Company has delivered to the Trustee an Opinion of Counsel that all conditions precedent in this Indenture relating to any such consolidation, merger, sale, assignment, transfer, conveyance or lease have been complied with.

          Section 1004. Corporate Existence. The Indenture provides that the Company will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence, rights (charter or statutory) and franchises of the Company and each Subsidiary; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board or Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

                                     AII-2

          Section 1005. Payment of Taxes and Other Claims. The Indenture provides that the Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent and in accordance with the applicable provisions of the Collateral Documents, (1) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary and (2) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

          Section 1006. Maintenance of Properties.   The Indenture provides that
the Company will cause all properties owned by the Company or any Subsidiary or used or held for use in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as required by the Collateral Documents and as otherwise in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that this covenant does not prevent the Company from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders.

          Section 1007. Maintenance of Insurance. The Indenture provides that, from and at all times after the Issue Date, the Company and its Subsidiaries are required to have in effect customary insurance for general liabilities, casualty and property damage, and other risks, including business interruption coverage where available on commercially reasonable terms, on terms and in amounts as are customarily carried by similar businesses conducting gaming in the jurisdictions of the gaming operations of the Company and its Subsidiaries and reasonably sufficient to avoid a material adverse change in the financial condition or results of operation of the Company and its Subsidiaries taken as a whole. All insurance will name the Trustee as additional insured or loss payee, as applicable. All such insurance shall be issued by carriers having an A.M. Best & Company, Inc. rating of A- or higher, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by a reputable insurance broker.

     Section 1009. Filing and Provision of Exchange Act Reports. The Indenture provides that, whether or not the Company is subject to the periodic reporting requirements under the Exchange Act, the Company shall file reports with the Securities and Exchange Commission as if it were subject to such periodic reporting requirements and shall furnish copies of such reports to the Trustee and the holders of the Notes within 15 days after it is filed.

          Section 1010. Limitation on Indebtedness. The Indenture provides that the Company may not, and may not cause or permit any Restricted Subsidiary to, directly or

                                     AII-3
indirectly, create, incur, assume, suffer to exist, guarantee or in any manner become liable for the payment of ("incur") any Indebtedness (including any Acquired Indebtedness) or any Disqualified Stock unless (i) such Indebtedness or Disqualified Stock is incurred by the Company or a Subsidiary Guarantor, (ii) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving pro forma effect to, such incurrence of Indebtedness or Disqualified Stock and (iii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of the Company, after giving pro forma effect to such incurrence of such Indebtedness, would be at least 2.0 to 1 if the Incurrence Date is on or before July 31, 1998 or at least 2.25 to 1 if the Incurrence Date is after July 31, 1998, other than the following:

          (a) Indebtedness and Disqualified Stock issued to and held by the Company or a wholly owned Restricted Subsidiary of the Company, provided that (i) any subsequent issuance or transfer of any Capital Stock that results in any such wholly owned Restricted Subsidiary ceasing to be a wholly owned Restricted Subsidiary or (ii) any transfer of such Indebtedness to a Person other than the Company or a wholly owned Restricted Subsidiary of the Company, will be deemed to be the issuance of such Indebtedness or Disqualified Stock by the issuer thereof;

          (b) Indebtedness under the Notes, the Subsidiary Guarantees and the Indenture;

          (c) Indebtedness (i) outstanding on the Issue Date as set forth on
     Schedule 1010 to the Indenture on the Issue Date and (ii) (without duplication of amounts included in clause (i)) which may be incurred under one or more revolving bank credit facilities in an aggregate principal amount not to exceed $15 million;

          (d) Non-Recourse Indebtedness incurred by a Subsidiary Guarantor in respect of Project Costs to develop, construct and open Preferred Hotel Facilities, provided that (i) the principal amount of such Non-Recourse Indebtedness (including any Refinancing Indebtedness with respect to such Non-Recourse Indebtedness) shall not exceed 100% of such Project Costs and
     (ii) the Consolidated Coverage Ratio of the Company, without giving pro forma effect to such incurrence of such Non-Recourse Indebtedness, would be at least 2.0 to 1;

          (e) FF&E Financing and Capitalized Lease Obligations, provided that the sum of the aggregate principal amount of FF&E Financing and Capitalized Lease Obligations does not exceed, in the aggregate at any time outstanding, the sum of (i) the principal amount of FF&E Financing and Capitalized Lease Obligations outstanding on the Issue Date plus (ii) $10 million plus (iii) the product of $7 million and the number of Casinos acquired or developed by the Company and its Restricted Subsidiaries after the Issue Date plus (iv) the product of $5 million and the number of Casino Hotels acquired or developed by the Company and its Restricted Subsidiaries after the Issue Date;

          (f) Indebtedness in respect of performance bonds, letters of credit, bankers' acceptances and surety and appeal bonds in the ordinary course of business,

                                     AII-4
     other than such Indebtedness outstanding on the Issue Date (or refinancings thereof permitted under clause (g) below), in an amount not to exceed $5 million in the aggregate; Interest Rate and Currency Protection Obligations entered into in connection with the incurrence of Indebtedness otherwise permitted under the Indenture; and Indebtedness arising under agreements providing for indemnification, adjustment of purchase price and similar obligations in connection with the disposition of property or assets in the ordinary course of business.

          (g) Indebtedness issued in exchange for or to repay, prepay, repurchase, redeem, defease, retire or refinance ("refinance") any Indebtedness permitted by clauses (a) through (f) above, provided that (i) if the principal amount of the Indebtedness so issued shall exceed the sum of the principal amount of the Indebtedness so exchanged or refinanced plus any prepayment premium and costs reasonably incurred to effect the exchange or refinancing, then either (x) such excess shall be permitted only to the extent that it is otherwise permitted to be incurred under this covenant or
     (y) in the case of Indebtedness permitted by clause (e) above, such excess shall be permitted if the principal amount of Indebtedness so issued does not exceed the lesser of (A) the original principal amount of the Indebtedness so exchanged or refinanced and (B) the fair value of the property that is the subject of such FF&E Financing or Capitalized Lease Obligations, as applicable; and (ii) the Indebtedness so issued (A) has a Stated Maturity not earlier than the Stated Maturity of the Indebtedness so exchanged or refinanced, (B) has an average life to Stated Maturity equal to or greater than the remaining average life to Stated Maturity of the Indebtedness so exchanged or refinanced, and (C) is subordinated to the Notes to at least the same extent as the Indebtedness so exchanged or refinanced;

          (h) Indebtedness incurred by a Subsidiary Guarantor in respect of Project Costs to make a Casino Improvement, provided such Indebtedness does not exceed $5 million in the aggregate;

          (i)  Indebtedness, other than Indebtedness permitted by clauses
     (a) through (h) above, which does not exceed $15 million (less any Indebtedness incurred pursuant to this clause (i) retired with Net Cash Proceeds from any Asset Sale or Event of Loss) in the aggregate at any time outstanding.

          Section 1012. Limitation on Restricted Payments. The Indenture provides that the Company may not make, directly or indirectly, and may not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment, unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving pro forma effect to such Restricted Payment;

          (b) immediately after giving effect to such Restricted Payment, the Company could incur at least $1.00 of Indebtedness pursuant to the covenant described under "Limitation on Indebtedness" (other than under clauses (a) through (i) thereof); and

                                     AII-5

          (c) the aggregate amount of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (i) 50% of Consolidated Net Income (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) accrued during the period (treated as one accounting period) beginning on the first day of the first full fiscal quarter commencing on or after August 1, 1996 and ending on the last day of the Company's last fiscal quarter ending before the date of such proposed Restricted Payment plus (ii) an amount equal to the aggregate Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary) of its Capital Stock (excluding Disqualified Stock, but including Capital Stock issued upon conversion of convertible Indebtedness and from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock) of the Company) (A) in the Goldstein Family Equity Purchase or (B) otherwise on or after the Issue Date;

provided that, if no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Restricted Payment, the foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of its declaration if, at the date of declaration, such payment would be permitted by such provisions, (ii) the redemption or repurchase of any Capital Stock or Indebtedness of the Company, including the Notes, if required by any Gaming Authority or if determined, in the good faith judgment of the Board of Directors, to be necessary to prevent the loss or to secure the grant or reinstatement of any gaming license or other right to conduct lawful gaming operations, (iii) the repurchase of Capital Stock from directors, officers and employees (or their respective estates or beneficiaries) upon death, disability, retirement or termination of employment up to an amount not to exceed an aggregate of $1 million in any fiscal year of the Company and
(iv) Permitted Investments. The full amount of any Restricted Payment made pursuant to the foregoing clause (i) or clause (ii) of the definition of Permitted Investments, however, will be included in the calculation of the aggregate amount of Restricted Payments available to be made pursuant to clause
(c) above.

          Section 1013. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company may not, directly or indirectly, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or enter into any agreement with any Person that would cause any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or a Restricted Subsidiary, (b) make any loans or advances to the Company or any Restricted Subsidiary or (c) transfer any of its properties or assets to the Company or any Restricted Subsidiary except, in each case, for (i) restrictions imposed by the Notes, the Indenture the Subsidiary Guarantees and the Collateral Documents,
(ii) customary non-assignment provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practices, (iii) restrictions imposed by applicable gaming laws or any applicable Gaming Authority, (iv) restrictions under any agreement relating to any property, assets, or business acquired by the Company or its Restricted Subsidiary, which restrictions existed at the time of acquisition, were not put in place in anticipation of such acquisition and are not applicable to any Person, other than the Person

                                     AII-6
acquired or to any property, assets or business other than the property, assets and business of the Person acquired, (v) any such contractual encumbrance in existence as of the Issue Date or imposed by or in connection with the incurrence of any Permitted FF&E Financing, Capitalized Lease Obligations or Non-Recourse Indebtedness permitted pursuant to clause (e) of the covenant described under "Limitation on Indebtedness," provided such encumbrance does not have the effect of restricting the payment of dividends to the Company or any Restricted Subsidiary or the payment of Indebtedness owed to the Company or any Restricted Subsidiary or reducing the amount of any such dividends or payments,
(vi) any restrictions with respect to Capital Stock or assets, respectively, of a Restricted Subsidiary of the Company imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary and (vii) replacements of restrictions imposed pursuant to clauses (i) through (vi) that are no more restrictive than those being replaced.

          Section 1015. Ownership of Stock of Restricted Subsidiaries. The Indenture provides that the Company and its wholly owned Restricted Subsidiaries shall at all times maintain ownership of at least 80% of each class of Capital Stock in each Restricted Subsidiary of the Company, except any Restricted Subsidiary that shall be disposed of in its entirety or consolidated or merged with or into the Company or another wholly owned Restricted Subsidiary, in each case in accordance with Sections 801 and 1014 of the Indenture. Additionally, the Company shall not permit any Restricted Subsidiary to issue any Preferred Stock or other Capital Stock having a preference as to dividends, upon liquidation or otherwise over the Capital Stock of such Restricted Subsidiary owned, directly or indirectly by the Company.

          Section 1017. Change in Nature of Business. The Indenture provides that the Company may not, and may not permit any of its Restricted Subsidiaries to, own, manage or conduct any operation other than a Permitted Line of Business.

          Section 1023. Stay, Extension and Usury Law. The Indenture provides that the Company and the Subsidiary Guarantor have covenanted (to the extent permitted under applicable law) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage or, any stay or extension or any usury law or other law, wherever enacted, now or at any time hereafter in force, that would prohibit or forgive the Company or any Subsidiary Guarantors from paying all or any portion of the principal or, premium, if any, or interest on the Notes and amounts from time to time payable under the Subsidiary Guarantees, in each case as contemplated herein, or that may materially affect the covenants or the performance of this Indenture or the Collateral Documents in a manner inconsistent the provisions of this Indenture or such Collateral Documents.

Amendment of Covenant
----------------------

          If the Proposed Amendments are adopted, the following provisions of
Section 1016 will be deleted:

                                     AII-7

          The Company may not, and the Company may not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transactions or series of transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange, lease or use of assets, property or services) or enter into any contract, agreement, understanding, loan, advance or guarantee with or for the benefit of any of their respective Affiliates, including, without limitation, an Unrestricted Subsidiary, but not the Company or another Restricted Subsidiary, (each an "Affiliate Transaction"), except (a) such transactions that are set forth in writing and are entered into in good faith and on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's-length basis from a Person not an Affiliate of the Company or such Restricted Subsidiary or, if in the reasonable opinion of a majority of the Independent directors of the Company, such standard is inapplicable to the subject Affiliate Transaction, then that such Affiliate Transaction is fair to the Company or the Restricted Subsidiary, as the case may be (or to the stockholders as a group in the case of a pro rata dividend or other distribution to stockholders permitted under "Limitations on Restricted Payments"), from a financial point of view, (b) such transactions that are existing on the Issue Date and disclosed in this Prospectus and (c) reasonable and customary compensation and indemnification of directors, officers and employees. In addition, the Company and its Restricted Subsidiaries may not enter into any Affiliate Transactions or series of related Affiliate Transactions that are similar or part of a common plan) under clause (a) above involving aggregate payments or other Fair Market Value (i) in excess of $500,000 unless, prior to the consummation thereof, the Company has delivered to the Trustee an Officers' Certificate describing such Affiliate Transaction and certifying that it complies with clause (a) above and (ii) in excess of $2.5 million unless, prior to the consummation thereof, the transaction is approves by the Board of Directors of the Company, including a majority of the Independent directors, such approval to be evidenced by a Board Resolution, delivered to the Trustee with the Officers' Certificate required under clause
(i), stating that such Board of Directors has determined that such affiliate Transaction complies with clause (a) above.

Elimination of Events of Default
---------------------------------

          If the Proposed Amendments are adopted, the following events of default from Section 501 will be deleted in their entirety from the Indenture:

           (i) the default by the Company or any Subsidiary Guarantor in the performance, or breach, of the covenant described under Section 801 of the Indenture;

          (ii)(a) one or more defaults by the Company or any Restricted Subsidiary in the payment of principal of or (premium, if any, on) or interest on Indebtedness, other than Non-Recourse Indebtedness, aggregating $7.5 million or more, when the same becomes due and payable, and such default or defaults shall have continued after the applicable grace period without cure or waiver, or (b) Indebtedness, other than Non-Recourse Indebtedness, of the Company or any Restricted Subsidiary aggregating $7.5 million or more shall have been

                                     AII-8
accelerated or otherwise declared due and payable, or required to be pre-paid or repurchased (other than by regularly scheduled required prepayment), prior to the Stated Maturity thereof;

          (iii) the entry of one or more judgments, orders or decrees being rendered against the Company or any Restricted Subsidiary or any of their respective properties which require the payment of money not covered by insurance in excess of $7.5 million, either individually or in an aggregate amount, and such judgment, order or decree shall not be discharged, waived or the enforcement thereof stayed, by reason of a pending appeal or otherwise, for a period of 60 consecutive days;

          (iv) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company or any Significant Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Restricted Subsidiary under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Restricted Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days;

          (v) the institution by the Company or any Restricted Subsidiary of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, sequestrator (or other similar official) of the Company or any Significant Restricted Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts as they become due; or

          (vi) the revocation, termination, suspension or cessation to be effective or any gaming license or other right to conduct lawful gaming operations at any Casino in any jurisdiction of the Company or any Subsidiary which shall continue for more than 90 consecutive days (other than (A) as a result of an adverse vote on or about November 5, 1996 with respect to the conduct of riverboat gaming in Bossier Parish, Louisiana or Calcasieu Parish, Louisiana or (B) the voluntary relinquishment of any such gaming license or right if, in the reasonable opinion of the Company (as evidenced by an Officers' Certificate) such relinquishment (a) is in the best interest of the Company and its Subsidiaries, taken as a whole, (b) does not adversely affect the holders of the Notes in any material respect and (c) is not reasonably expected to have, nor are the reasons therefor reasonably expected to have, any material adverse effect on the Company's relationship with any Gaming Authority in Mississippi or Louisiana, or the effectiveness of any gaming license or similar right or, any right to renewal thereof, or on the prospective receipt of any such license or right, in each case, in Mississippi or Louisiana).

                                     AII-9

Deletion of Definitions
------------------------

          If the Amendments are adopted, certain definitions will be deleted from the Indenture when references to such definitions would be eliminated as a result of the foregoing.

Certain Definitions
--------------------

          Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

          "Accounts Pledge Agreement" means the Accounts Pledge Agreement, dated the Issue Date, between the Company and the Collateral Agent, securing the Secured Obligations and substantially in the form attached to the Indenture as Exhibit C, as may be amended from time to time as permitted by the Indenture.

          "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company or that is assumed in connection with an Asset Acquisition by such Person, but not Indebtedness incurred in connection with, or in anticipation of, such Person becoming a Subsidiary of the Company or such acquisition.

          "Affiliate" of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such Person and with respect to any natural Person, any other immediate family member of such natural Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock or other equity interests, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that, in any event, any Person that owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

          "Airplane" means the King Air 200 airplane owned by the Company on the Issue Date.

          "Asset Acquisition" means (a) any capital contribution (including, without limitation, transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock or other similar ownership or profit interest, by the Company or any of its Subsidiaries in any other Person, in either case pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged with or into the Company or any of its Subsidiaries or (b) any acquisition by the Company or any of its Subsidiaries of the assets of any Person which constitute substantially all of an operating unit or business of such Person.

                                    AII-10

          "Assets Held for Sale or Development" means (i) the FFC Preferred Stock, (ii) the Airplane, (iii) the Real Estate Options, (iv) the Cripple Creek Land and (v) the Discontinued Assets.

          "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (other than an operating lease relating to assets, the Fair Market Value of which, determined in the good faith judgment of the Board of Directors, does not exceed $2 million, assignment, issuance or other disposition (including, without limitation, by means of a sale-leaseback transaction) by the Company or any Restricted Subsidiary to any Person (other than the Company or a wholly owned Restricted Subsidiary), in one transaction or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary or other similar equity interest or (b) any other property or asset of the Company or any Restricted Subsidiary (other than (s) Assets Held for Sale or Development, (t) any Non-Material Assets acquired after the Issue Date, (u) any Hotel Properties,
(v) current assets, as defined in accordance with GAAP, in the ordinary course of business, (w) damaged, worn out or other obsolete property in the ordinary course of business if no longer necessary for the proper conduct of such business, (x) property no longer used or useful in the ordinary course of business or property replaced with similar property of similar utility in the ordinary course of business, (y) each other disposition (or series of related dispositions) that results in Net Cash Proceeds of less than or equal to $1 million and (z) an Investment permitted under the covenant described under "Certain Covenants--Limitation on Restricted Payments" or a disposition made in accordance with the covenant described under "Certain Covenants--Consolidation, Merger, Conveyance, Transfer or Lease").

          "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company, to have been duly adopted by the Board of Directors of the Company, or any duly authorized committee thereof and to be in full force and effect on the date of such certification, and delivered to the Trustee.

          "Capital Stock" means, with respect to any Person, any and all shares, interests (including partnership and other equity interests), participations, rights in, or other equivalents (however designated and whether voting or nonvoting) of, such Person's capital stock, whether outstanding on the Issue Date or issued after such date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

          "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date of determination shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

          "Cash Equivalents" means any of the following, to the extent owned by the Company or any of its Restricted Subsidiaries free and clear of all Liens and having a maturity of not greater than 270 days from the date of acquisition
(a) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States of America or any agency or

                                     AII-11
instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (b) insured certificates of deposit or acceptances of any commercial bank that is a member of the Federal Reserve System, that issues (or the parent of which issues) commercial paper rated as described in clause (c) below and that has combined capital and surplus and undivided profits of not less than $500 million, (c) commercial paper issued by a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 (or the then equivalent grade) by Standard & Poor's Corporation or at least Prime-1 (or the then equivalent grade) by Moody's Investors Service, Inc., and
(d) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States government or any agency or other instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), provided that the terms of such repurchase and reverse repurchase agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency.

          "Casino" means a gaming establishment owned, directly or indirectly, by the Company and any building, restaurant, theater, amusement park or other entertainment facility, parking or recreational vehicle facilities, retail shops, land, equipment and other property or asset directly ancillary thereto and used or to be used in connection therewith, other than a Casino Hotel.

          "Casino Hotel" means any hotel or similar hospitality facility, including, without limitation, a recreational vehicle park or marina serving a Casino, owned, directly or indirectly, by the Company.

          "Casino Improvement" means any capital addition, improvement, extension or repair to the Isle-Biloxi, the Isle-Vicksburg, the Isle-Bossier City or the Isle-Lake Charles.

          "Collateral" means any assets of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries defined as Collateral in any of the Collateral Documents, but shall not include Excluded Assets.

          "Collateral Agent" means the Trustee, as collateral agent for itself and the holders under any of the Collateral Documents, or any successor collateral agent.

          "Collateral Documents" means, collectively, the Accounts Pledge Agreement, the Company Pledge Agreement, the Subsidiary Pledge Agreement, the Company Security Agreement, the Subsidiary Security Agreement, the Mortgages, the Ship Mortgages, the Environmental Indemnity Agreement and any other security document entered into by the Company or any Subsidiary Guarantor to secure the Secured Obligations, in each case as amended from time to time as permitted by the Indenture.

          "Company Pledge Agreement" means the Company Pledge Agreement, dated as of the Issue Date, between the Company and the Collateral Agent, securing the Secured

                                     AII-12

Obligations of the Company and substantially in the form attached to the Indenture as Exhibit D, as amended from time to time as permitted by the Indenture.

          "Company Security Agreement" means the Company Security Agreement, dated as of the Issue Date, between the Company and the Collateral Agent, securing the Company's obligations under the Note Documents and substantially in the form attached to the Indenture as Exhibit F, as amended from time to time as permitted by the Indenture.

          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

          "Consolidated Cash Flow" means, for any period, the sum of (a) the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period plus (b) the sum of the following items (to the extent deducted in determining Consolidated Net Income and without duplication): (i) all Consolidated Interest Expense, (ii) Consolidated Non-cash Charges, (iii) Consolidated Income Tax Expense, and (iv) any pre-opening expenses.

          "Consolidated Coverage Ratio" means the ratio of (a) Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the period (the "Reference Period") including the four full fiscal quarters for which financial statements are available that immediately precede the date of the transaction or other circumstances giving rise to the need to calculate the Consolidated Coverage Ratio (the "Transaction Date") to (b) the Consolidated Interest Expense for such Reference Period (based upon the pro forma amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Transaction Date and after giving effect to the transaction in question, unless otherwise provided in the Indenture). For purposes of this definition, if the Transaction Date occurs before the date on which the Company's consolidated financial statements for the four full fiscal quarters after the Issue Date are first available, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated, in the case of the Company and its Restricted Subsidiaries, after giving effect on a pro forma basis as if the Notes outstanding on the Transaction Date were issued on the first day of such four full fiscal quarter period. In addition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or retirement of any Indebtedness of the Company and its Restricted Subsidiaries at any time during the Reference Period, including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (unless otherwise provided in the Indenture), as if such Indebtedness were incurred or retired on the first day of the Reference Period; provided that if the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or such Restricted Subsidiary had directly incurred such guaranteed Indebtedness and (ii) any Asset Sale, Event of Loss or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any of its Restricted Subsidiaries (including any Person who becomes a Subsidiary as result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the Reference Period and any retirement of Indebtedness in connection with such Asset Acquisition, as if such Asset Sale, Event of Loss or Asset Acquisition and/or retirement occurred on the first day of the Reference Period, but giving effect

                                     AII-13
to any adjustments set forth in the definition of "Consolidated Net Income." Furthermore, in calculating Consolidated Interest Expenses for purposes of this "Consolidated Coverage Ratio," interest on Indebtedness determined on a fluctuating basis shall be deemed to accrue at the rate in effect on the Transaction Date for such entire period.

          "Consolidated Income Tax Expense" means, as applied to any Person for any period, federal, state, local and foreign income taxes (including franchise taxes imposed in lieu of or as additional income tax) of such Person and its Restricted Subsidiaries for such period, determined in accordance with GAAP; provided, that for purposes hereof, "income taxes" shall specifically exclude any taxes paid to or imposed by a Gaming Authority.

          "Consolidated Interest Expense" means as applied to any Person for any period the sum of the following items (without duplication) (i) the aggregate amount of interest recognized by such Person and its Restricted Subsidiaries in respect of their Consolidated Indebtedness (including all interest capitalized by such Person and its Restricted Subsidiaries during such period and all commissions, discounts and other similar fees and charges owed by such Person or any of its Restricted Subsidiaries for letters of credit and bankers' acceptance financing and the net costs associated with Interest Rate and Currency Protection Obligations of such Person and its Restricted Subsidiaries, but excluding amortization of deferred financing cost and debt discount or premium,
(ii) the aggregate amount of the interest component of rentals in respect of Capitalized Lease Obligations recognized by such Person and its Restricted Subsidiaries, (iii) to the extent any Indebtedness of any other Person is guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such guaranteed Indebtedness, (iv) the interest portion of any deferred payment obligation, (v) an amount equal to 1/3 of the base rental expense (i.e., not any rent expense paid as a percentage of revenues) attributable to such Person and its Restricted Subsidiaries and (vi) the amount of dividends payable by such Person and its Restricted Subsidiaries in respect of Disqualified Stock (other than such dividends payable to such Restricted Subsidiaries).

          "Consolidated Net Income" means, for any period, the aggregate of the consolidated Net Income (or net loss) of the Company and its Restricted Subsidiaries (determined in accordance with GAAP), less (to the extent included in such consolidated Net Income) (a) the Net Income (or net loss) of any Person (the "other Person") (i) other than a Restricted Subsidiary or (ii) in which the Company or any of its Restricted Subsidiaries has a joint interest with a third party (which interest does not cause the Net Income (or net loss) of such other Person to be consolidated into the Net Income (or net loss) of the Company and its Restricted Subsidiaries in accordance with GAAP), except in each such case such Net Income shall be included to the extent of the amount of cash dividends or other cash distributions in respect of Capital Stock or other interest owned actually paid (out of funds legally available therefor) to and received by the Company or its Restricted Subsidiaries, (b) items (other than the tax benefit of the utilization of net operating loss carry forwards or alternative minimum tax credits) classified as extraordinary, (c) except to the extent includable in clause (a) above, the Net Income (or loss) of any other Person (other than SCGC, LRGP and LRGH, the Net Income of which will be included for the entire period for which Consolidated Net Income is being

                                     AII-14
determined) accrued or attributable to any period before the date on which it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or such other Person's property or Capital Stock (or a portion thereof) is acquired by the Company or any of its Restricted Subsidiaries and (d) the Net Income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by such Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, law, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; provided, however, at any such time, Consolidated Net Income does not include the amount attributable to the one-time charge incurred by the Company in its third quarter of fiscal 1996.

          "Consolidated Net Worth" means, at any date of determination, the sum of (i) the consolidated equity of the common stockholders of such Person and its Restricted Subsidiaries on such date plus (ii) the respective amounts reported on such Person's most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect to the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a Restricted Subsidiary of such Person, (y) all Investments in Persons that are not Restricted Subsidiaries and (z) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined in accordance with GAAP.

          "Consolidated Non-cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Restricted Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

          "Cripple Creek Land" means the real estate owned or leased by the Company in Cripple Creek, Colorado.

          "Default" means any Event of Default or an event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Discontinued Assets" means the following assets held for sale by the Company as of the Issue Date: (i) the Emerald Lady riverboat and the Diamond Lady riverboat, (ii) the Lucky Seven barge and one other barge (vessel numbers 524872 and 511360), (iii) the Illinois Merchant tug boat, the Honey Bear tug boat and the E.F. Barber tug boat and (iv) gaming equipment held for sale.

          "Disqualified Stock" means, with respect to any Person, any Capital Stock or other similar ownership or profit interest that, by its terms (or by the terms of any security into

                                     AII-15
which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or before the Maturity Date of the Notes.

          "Environmental Indemnity Agreement" means the Environmental Indemnity Agreement, dated as of the date of the Indenture, among the Company, the Subsidiary Guarantors and the Collateral Agent, substantially in the form attached to the Indenture as Exhibit K.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal) of the Company that has a Fair Market Value of $2 million or more, any of the following (i) any loss, destruction or damage of such property or asset; (ii) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain or navigational servitude or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset.

          "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Unless otherwise specified by the Indenture, Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

          "FFC Preferred Stock" means the 23,681 shares of preferred stock, $100 par value, of Freedom Financial Corporation owned by the Company as of the Issue Date.

          "FF&E" means furniture, fixtures and equipment used in the ordinary course of business in the operation of a Permitted Line of Business.

          "FF&E Financing" means Indebtedness, the proceeds of which will be used solely to finance or refinance the acquisition or lease by the Company or a Restricted Subsidiary of FF&E.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable from time to time.

          "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or

                                     AII-16
foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof; with authority to regulate any gaming operation (or proposed gaming operation) owned, managed, or operated by the Company or any of its Subsidiaries.

          "Goldstein Family Equity Purchase" means the sale to, and purchase by, Bernard Goldstein, the Chairman and Chief Executive Officer of the Company, and three members of his family, on or about March 11, 1996, of an aggregate of 1,020,940 shares of the Company's common stock at a price of $5.875 per share.

          "GPRI" means Grand Palais Riverboat Inc., a Louisiana corporation.

          "Grand Palais" means the Grand Palais riverboat owned on the Issue Date by GPRI.

          "Hotel Properties" means the following real and personal property: (i) approximately 6 acres of land owned by the Company as of the Issue Date adjacent to the Isle-Bossier City, (ii) approximately 9 acres of land owned by the U.S. Department of Housing and Urban Development as of the Issue Date east of the Isle-Bossier City, in the event such property is acquired by the Company, (iii) approximately 7 acres of land leased by the Company as of the Issue Date adjacent to the Isle-Biloxi, (iv) approximately 2.7 acres of land owned by the Company as of the Issue Date and approximately 5.75 acres of land leased by the Company as of the Issue Date located north of the Isle-Lake Charles and (v) the hotel and approximately 10.5 acres of land owned by LRGH as of the Issue Date in Bossier City, Louisiana.

          "Indebtedness" of any Person means (a) any liability, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by a note, bond, debenture or similar instrument, letters of credit, acceptances or other similar facilities (other than a trade payable or a current liability incurred in the ordinary course of business) or
(iii) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property or services (including a purchase money obligation but not including any docking fees payable to Louisiana Downs, Inc. or guarantees thereof), (b) any liability of others of the kind described in the preceding clause (a) which such Person has guaranteed or which is otherwise its legal liability, including, without limitation, (x) to pay or purchase such liability, (y) to supply funds to or in any other manner invest in the debtor (including an agreement to pay for property or services irrespective of whether such property is received or such services are rendered) and (z) to purchase, sell or lease (as lessee or lessor) property or to purchase or sell services, primarily for the purpose of enabling a debtor to make a payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability, (d) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of or other ownership or profit interest in such Person or any of its Affiliates or any warrants, rights or options to acquire such Capital Stock,

                                     AII-17
valued, in the case of Disqualified Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (e) all Interest Rate and Currency Protection Obligations and (f) any and all deferrals, renewals, extensions and refundings of; or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses. Notwithstanding the foregoing, Permitted Ancillary Investments shall be deemed not to constitute Indebtedness.

          "Independent", when used with respect to any Person, means such other Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any Affiliate of the Company and (c) is not an officer, employee, promoter, underwriter, trustee, partner or person performing similar functions for the Company or a spouse, family member or other relative of any such Person. Whenever it is provided in the Indenture that any Independent Person's opinion or certificate shall be furnished to the Trustee, such Person shall be appointed by the Company and reasonably acceptable to the Trustee in the exercise of reasonable care, and such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.

          "Interest Rate and Currency Protection Obligations" means the obligations of any Person pursuant to any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract and other similar agreement designed to hedge against fluctuations in interest rates or foreign exchange rates.

          "Investment" in any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (including, without limitation, transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, warrants, rights, options, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, such Person or Indebtedness of any other Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to the Person making such Investment in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property other than cash, such property shall be valued at its fair value at the time of such transfer, as determined in good faith by the Board of Directors of the person making such transfer, whose determination will be conclusive absent manifest error.

          "Isle-Biloxi" means the Isle of Capri Casino located in Biloxi, Mississippi.

          "Isle-Biloxi Hotel" means the 367 room hotel facility owned and operated by the Company at the Isle-Biloxi on the Issue Date.

                                     AII-18

          "Isle-Bossier City" means the Isle of Capri Casino located in Bossier City, Louisiana.

          "Isle-Lake Charles" means the Isle of Capri Casino located in Lake Charles, Louisiana (including the Grand Palais).

          "Isle-Vicksburg" means the Isle of Capri Casino located in Vicksburg, Mississippi.

          "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. For purposes of the Indenture, a Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Person.

          "LRGH" means L.R.G.  Hotels, a Louisiana partnership.

          "LRGP" means Louisiana Riverboat Gaming Partnership, a Louisiana partnership.

          "Marketable Securities" means Cash Equivalents or any fund investing primarily in Cash Equivalents.

          "Maturity" or "Maturity Date" when used with respect to any note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, required purchase or otherwise.

          "Mortgages" means mortgages or deeds of trust and related assignments of rents between the Company or any Subsidiary Guarantor, in each case if it owns or leases any significant real estate asset (initially the Isle-Biloxi, the Isle-Biloxi Hotel, the Isle-Vicksburg, the Isle-Bossier City, the Isle-Lake Charles and Pompano Park) and the Collateral Agent, granting a Lien on such real estate securing the Secured Obligations of the Company or such Subsidiary Guarantor, as the case may be, and substantially in the form attached to the Indenture as Exhibit H, as amended from time to time as permitted by the Indenture.

          "Net Cash Proceeds" means, with respect to any Asset Sale, Event of Loss, issuance or sale by the Company of its Capital Stock or incurrence of Indebtedness, as the case may be, the proceeds thereof in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries (whether as initial consideration, through the payment or disposition of deferred compensation or the release of reserves), after deducting therefrom (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finders fees and other similar fees and expenses incurred in connection with such Asset Sale or Event of Loss; (b) provisions for all taxes payable as a result of such Asset Sale or Event of Loss, (c) payments made to retire Indebtedness (other than payments on the Notes) secured by the assets subject to such Asset Sale or Event of Loss to the extent required

                                     AII-19
pursuant to the terms of such Indebtedness and (d) appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale or Event of Loss and retained by the Company or any of its Restricted Subsidiaries, as the case may be, after such Asset Sale or Event of Loss, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Event of Loss, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash or Cash Equivalents, actually paid to a Person that is not an Affiliate of the Company or, in the case of reserves, are actually established and, in each case, are properly attributable to such Asset Sale or Event of Loss.

          "Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person determined in accordance with GAAP.

          "Non-Material Assets" means assets or a series of related assets (i) not necessary for or used in the conduct of the Company's gaming business and
(ii) having a fair value of not more than $1 million.

          "Non-Recourse Indebtedness" means Indebtedness (a) as to which none of the Company or any of its Restricted Subsidiaries provides any credit support or is directly or indirectly liable for the payment of principal or interest thereof and a default with respect to which would not entitle any party to cause any other Indebtedness of the Company or a Restricted Subsidiary to be accelerated or (b) incurred by the Company or a Restricted Subsidiary to develop, construct and open Preferred Hotel Facilities or to purchase one or more assets from the lending source, provided that the lender's only remedy against the obligor in the event of a default with respect to such Indebtedness, whether as a result of the failure to pay principal or interest when due or any other reason, is limited to foreclosure on such Preferred Hotel Facilities or repossession of such assets purchased.

          "Permitted Ancillary Investment" means any agreement, undertaking or other arrangement to rent or otherwise pay for up to, and including, 40% of the rooms available to the public for rent at or below the rates normally charged to the public for such rooms in any Casino Hotel and to obtain a preference for securing accommodations at such Casino Hotel.

          "Permitted Investments" means (i) Investments in Marketable Securities, (ii) loans or advances to employees in the ordinary course of business not to exceed $250,000 in any fiscal year of the Company or $1 million in the aggregate, (iii) Investments in a Permitted Line of Business by the Company or a Restricted Subsidiary made in one or more persons in an aggregate amount not to exceed the sum of $10 million plus the net proceeds received from the Rights Offering and (iv) Permitted Ancillary Investments.

          "Permitted Liens" means:

               (i) Liens on property acquired by the Company or any Restricted Subsidiary (including an indirect acquisition of property by way of a

                                     AII-20
     merger of a Person with or into the Company or any Restricted Subsidiary or the acquisition of a Person), provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation, and were not created in connection therewith or in anticipation thereof, and provided that such Liens do not extend to any additional property or assets of the Company or any Restricted Subsidiary;

               (ii) statutory Liens (other than those arising under ERISA) to secure the performance of obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment of borrowed money), or for taxes, assessments or governmental charges or claims, provided that in each case the obligations are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any reserve or other adequate provision as shall be required in conformity with GAAP shall have been made therefor;

               (iii) leases or subleases granted to others not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

               (iv) any charter of a vessel, provided that (i) in the good faith judgment of the Board of Directors of the Company such vessel is not necessary for the conduct of the business of the Company or any of its Restricted Subsidiaries as conducted immediately prior thereto; (ii) the terms of the charter are commercially reasonable and represent the Fair Market Value of the charter; and (iii) the Person chartering the assets agrees to maintain the Vessel and evidences such agreement by delivering such an undertaking to the Trustee;

               (v) with respect to the property involved, easements, rights-of-way, navigational servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of the Company and its Subsidiaries as now conducted or as contemplated herein;

               (vi) Liens in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security (other than those arising under ERISA);

               (vii) any interest or title of a lessor in property subject to any Capitalized Lease Obligation or an operating lease;

               (viii) Liens arising from the filing of Uniform Commercial Code financing statements with respect to leases;

               (ix) Liens arising from any final judgment or order not constituting an Event of Default;

                                     AII-21

               (x) Liens on documents or property under or in connection with letters of credit in the ordinary course of business, if and to the extent that the related Indebtedness is permitted under clause (f) of "Limitation on Indebtedness"; and

               (xi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business.

          "Permitted Line of Business" means, with respect to any Person, any casino gaming business of such Person or any business that is related to, ancillary or supportive of, connected with or arising out of the gaming business of such Person (including, without limitation, developing and operating lodging, dining, amusement, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto).

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Plans" means all drawings, plans and specifications prepared by or on behalf of the Company or any of its Subsidiaries, as the same may be amended or supplemented from time to time, and, if required by applicable law, submitted to and approved by the building or other relevant department, that describe and show a Casino and the labor and materials necessary for construction thereof.

          "Pompano Park" means the real and personal property comprising the Pompano Park harness racing track and training facilities located in Pompano Beach, Florida.

          "Preferred Hotel Facilities" means new or expanded Casino Hotels located at or adjacent to the Isle-Biloxi, the Isle-Vicksburg, the Isle-Bossier City, the Isle-Lake Charles or located in Cripple Creek, Colorado.

          "Project Costs" means, with respect to a Casino Improvement or construction or development of Preferred Hotel Facilities, the aggregate costs required to complete such Casino Improvement or construction or development of Preferred Hotel Facilities as well as the furnishing and equipping thereof in accordance with the Plans therefor and applicable legal requirements as set forth in a statement submitted to, and receipted for by, the Trustee, setting forth in reasonable detail all amounts theretofore expended and any anticipated costs and expenses estimated to be incurred and reserves to be established in connection with the construction and development of such Casino Improvement or construction or development of Preferred Hotel Facilities, including direct costs related thereto such as construction management, architectural, engineering and interior design fees, site work, utility installations and hook-up fees, construction permits, certificates and bonds, land acquisition costs and the cost of furniture, fixtures, furnishings, machinery and equipment, but excluding the following: principal or interest payments on any Indebtedness (other than interest that is required to be

                                     AII-22
capitalized in accordance with GAAP, which shall be included in determining Project Costs), or costs related to the operation of Preferred Hotel Facilities including, but not limited to, non-construction supplies and pre- operating payroll.

          "Real Estate Options" means (i) all options held by the Company, directly or indirectly, at the Issue Date and (ii) all options acquired by the Company, directly or indirectly, after the Issue Date for an amount, in each case, not exceeding $1.0 million, to purchase or lease land.

          "Restricted Payment" means any of (a) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Subsidiary (other than (i) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) otherwise permitted by the Indenture and (ii) in the case of a Subsidiary, dividends or distributions payable to the Company or to a Restricted Subsidiary of the Company); (b) the purchase, defeasance, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Subsidiary (other than Capital Stock of such Subsidiary held by the Company or any of its Restricted Subsidiaries); (c) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, before any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in any manner in right of payment to the Notes (other than Indebtedness acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); and (d) the making of any Investment or guarantee of any Investment by the Company or any Subsidiary in any Person other than (x) in a Person that would be, directly or indirectly, a Subsidiary 80% or more of the Capital Stock of which is owned by the Company, directly or indirectly, immediately after giving effect to such Investment, or (y) under a plan of reorganization or similar proceeding under applicable bankruptcy law or in connection with a workout involving creditors of such Person in exchange for Indebtedness owing by such Person that did not violate the limitations set forth under "Limitations on Restricted Payments."

          "Restricted Subsidiary" means (a) any Subsidiary 80% or more of the Capital Stock of which is owned by the Company, directly or indirectly, that exists on the Issue Date and (b) any other Subsidiary, 80% or more of the Capital Stock of which is owned by the Company, directly or indirectly, that the Company has not designated as an Unrestricted Subsidiary or has redesignated a Restricted Subsidiary.

          "Rights Offering" means the issuance by the Company to certain of its stockholders of rights to purchase, at the same price as sold pursuant to the Goldstein Family Equity Purchase, up to 4,296,085 shares of the Company's common stock.

          "SCGC" means St. Charles Gaming Company, Inc., a Louisiana corporation.

          "Secured Obligations" has the meaning specified in the Collateral Documents.

                                     AII-23

          "Ship Mortgages" means the preferred ship (or fleet) mortgages between the Company or any Subsidiary Guarantor, in each case if it owns or leases any Vessel (initially, the Isle-Biloxi, Isle-Vicksburg, Isle-Bossier City and the Isle-Lake Charles (including the Grand Palais)) and the Collateral Agent, creating a Lien on such Vessel, securing the Secured Obligations of the Company or such Subsidiary Guarantor, as the case may be, and substantially in the form attached to the Indenture as Exhibit I, as amended from time to time as permitted by the Indenture.

          "Significant Restricted Subsidiary" means any Restricted Subsidiary
(i) the assets of which (after intercompany eliminations) exceed 5% of the assets of the Company and its consolidated Subsidiaries or (ii) the income from continuing operations of which (before income taxes, extraordinary items and intercompany management or similar fees payable by such Restricted Subsidiary) exceeds 5% of such income of the Company and its consolidated Subsidiaries or
(iii) that holds a gaming license to conduct lawful gaming operations at any Casino in any jurisdiction.

          "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof).

          "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person.

          "Subsidiary Guarantees" means the guarantees of the Subsidiary Guarantors with respect to the Company's obligations under the Notes and the Indenture, in the forms attached as Exhibits B-1 and B-2 to the Indenture.

          "Subsidiary Guarantors" means each existing and future Significant Restricted Subsidiary of the Company.

          "Subsidiary Pledge Agreement" means the Subsidiary Pledge Agreement, dated as of the Issue Date, among the Subsidiary Guarantors and the Collateral Agent, securing the Secured Obligations of the Subsidiary Guarantors and substantially in the form attached to the Indenture as Exhibit E, as amended from time to time as permitted by the Indenture.

          "Subsidiary Security Agreement" means the Subsidiary Security Agreement, dated as of the Issue Date, among the Subsidiary Guarantors and the Collateral Agent, securing the Secured Obligations of the Subsidiary Guarantors and substantially in the form attached to the Indenture as Exhibit G, as amended from time to time as permitted by the Indenture.

                                     AII-24

          "Unrestricted Subsidiary" means any Subsidiary of the Company that (i) is not a Wholly Owned Subsidiary, (ii) the Company has designated, pursuant to provisions described under "Restricted and Unrestricted Subsidiaries," as an Unrestricted Subsidiary and that has not been redesignated as a Restricted Subsidiary pursuant to such paragraph, and (iii) is a Subsidiary of an Unrestricted Subsidiary.

          "Vessel" means any riverboat or barge, whether now owned or hereafter acquired by the Company or any Restricted Subsidiary, useful for gaming, administrative, entertainment or any other purpose whatsoever.

          "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only as long as no senior class of securities has such voting power by reason of any contingency.

                                     AII-25

         The Depositary for the Offer and the Consent Solicitation is:

                              Fleet National Bank

          By Mail:                    By Hand:             By Overnight Courier:
__________________________   __________________________  _______________________
__________________________   __________________________  _______________________
__________________________   __________________________  _______________________
__________________________   __________________________  _______________________

          Any questions or requests for assistance or additional copies of this Statement, the Consent and Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer Documents may be directed to the Information Agent at the address and telephone numbers set forth below. Beneficial owners may also contact the Dealer Managers at the telephone numbers set forth below or their Custodian for assistance concerning the Offer and the Consent Solicitation.

     The Information Agent for the Offer and the Consent Solicitation is:

                             D.F. King & Co., Inc.

                            _______________________
                            _______________________
                            _______________________
                        Banks and Brokers, please call:
                            _______________________

 The Dealer Managers for the Offer and the Solicitation Agents for the Consent
                               Solicitation are:


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                  Merrill Lynch & Co.                       Wasserstein Perella Securities, Inc.
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
     World Financial Center-North Tower                              31 West 52nd Street
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          New York, New York 10281                               New York, New York 10019-6163
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          [(___) _________ (toll-free)]                            [(___) _________ (toll-free)]
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               (888) 654-8637                                              (212) 969-2765
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